Company Contact:
Investor Contact: Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Richard Naughton Chief Executive Officer (760) 438-4004 xenonics@xenonics.com

Xenonics Reports Fiscal 2005
Third Quarter and Nine Months Results

CARLSBAD, CALIFORNIA — August 12, 2005 — XENONICS HOLDINGS, INC. (AMEX:XNN) today announced financial results for the third quarter and first nine months of fiscal 2005.

“Xenonics’ third quarter financial performance showed substantial improvement over results for the year’s first half, but that is only part of the story as we position Xenonics for sustained growth and profitability that will drive shareholder value in the long term. Based on our progress, we currently expect our financial results for the fourth quarter of fiscal 2005 to exceed last year’s fourth quarter results, and we are increasingly optimistic about the outlook for fiscal 2006,” said Chief Executive Officer Dick Naughton.

“During the quarter we made further headway with key decision-makers toward our goals of establishing our ultra-high intensity NightHunter systems as the illumination products of choice and a permanent part of our military arsenal, goals that we believe are within reach,” Naughton said.

“New products are another important element of our strategy. On this front, we have contracted with suppliers for our unique digital low-light viewing system, and we expect to have the first manufacturing prototypes available in the next several weeks. Interest among potential customers in this new product is running high in anticipation of its launch later this year, and we believe it has the potential to become a major contributor to our growth,” Naughton concluded.

Third Quarter and Nine Month Financial Results

For the three months ended June 30, 2005, revenue was $3,075,000 compared to $4,119,000 for the third quarter of fiscal 2004. Net income for this year’s third quarter was $23,000, or $0.00 per share. This compares to net income of $796,000, or $0.05 per diluted share, for the same period of fiscal 2005.

For the nine months ended June 30, 2005, revenue was $3,905,000. This compares to revenue of $10,984,000 for the first nine months of fiscal 2004. The net loss for this year’s first nine months was $1,806,000, or $0.12 per share. This compares to net income for the same period of the prior year of $2,054,000, or $0.12 per diluted share.

Working capital at June 30, 2005 increased to $4,616,000 from $3,014,000 at September 30, 2004. Shareholders’ equity increased to $4,659,000 at June 30, 2005 versus $3,073,000 at September 30, 2004.

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Xenonics Reports Fiscal 2005 Third Quarter and Nine Months Results
August 12, 2005
Page Two

Conference Call

Xenonics has scheduled a conference call today at 11:00 a.m. EDT. A simultaneous webcast can be accessed from www.fulldisclosure.com/company.asp?client=cb&ticker=xnn#. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21257155, after 1:00 p.m. EDT.

About Xenonics

Xenonics develops and produces advanced, lightweight and compact ultra-high intensity lighting products for military, law enforcement, public safety, and commercial and private sector applications. Currently, NightHunters are in use by every branch of the U.S. Armed Forces as well as a wide variety of law enforcement and security agencies. Using its breakthrough patented technology, Xenonics provides innovative solutions for customers that demand the ability to see farther so that they can do their job better and safer. Xenonics’ products deliver a quantum leap in performance over other illumination technologies and represent the next generation in small, high intensity, high efficiency lighting systems. Visit Xenonics on the web at www.xenonics.com.

Forward-Looking Statements

Except for the historical statements and discussions above, our statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our management’s current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. Factors that could cause these forward-looking statements to differ include delays in development, marketing or sales of new products. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. We believe our management’s assumptions are reasonable, nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in our periodic reports on Form 10-KSB and 10-QSB and our other filings with the Securities and Exchange Commission. Should one or more of the risks discussed , or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

(tables attached)

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XENONICS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	Three months ended		Nine months ended
	June 30,		June 30,
$ in thousands, except share amounts	2005	2004	2005	2004
Revenue	$3,075	$4,119	$3,905	$10,984
Cost of goods sold	1,712	2,310	2,198	6,385

Gross profit	1,363	1,809	1,707	4,599

Selling, general and administrative	1,277	882	3,248	2,206

Engineering, research and development	111	45	335	120

(Loss) income from operations	(25)	882	(1,876)	2,273

Other income/(expense), net:
Interest income	3	6	16	7

Interest expense	(7)	(2)	(8)	(30)
Other income	2	—	3	—

(Loss) income before provision for income taxes	(27)	886	(1,865)	2,250

Income tax (benefit) provision	(57)	90	(56)	196

Net income (loss) before minority interest	30	796	(1,809)	2,054
Minority interest	7	—	(3)	—

Net income (loss)	$23	$796	$(1,806)	$2,054

Net income (loss) per share:
Basic	$0.00	$0.06	$(0.12)	$0.15
Diluted	$0.00	$0.05	$(0.12)	$0.12

Weighted average shares outstanding
Basic	15,191	14,080	14,742	13,285
Diluted	17,706	17,246	14,742	16,826

	}
XENONICS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
$ in thousands, except share amounts
	Jun. 30,	Sep. 30,
Assets	2005	2004
	(unaudited)

Current assets:

Cash	$1,166	$3,269

Accounts receivable, net	2,951	253

Inventories, net	3,205	922

Other current assets	209	189

Total Current Assets	7,531	4,633

Equipment, furniture and fixtures, net of depreciation	49	35

Other non-current assets	25	24

Total Assets	$7,605	$4,692

Liabilities and Shareholders’ Equity

Current liabilities:

Accounts payable	$1,495	$1,126

Due to factor	1,305	—

Accrued royalty	—	400

Accrued payroll and related taxes	105	93

Other current liabilities	10	—

Total Current Liabilities	2,915	1,619

Commitments and contingencies (Note 13)

Minority interest	31	—

Shareholders’ equity:

Preferred shares, $0.001 par value, 5,000,000
shares authorized, 0 shares issued and outstanding	—	—

Common shares, $0.001 par value, 50,000,000 and
20,000,000 shares authorized as of 2005 and 2004,

respectively; 15,511,878 shares issued and 14,161,878
issued and outstanding in 2005 and 2004, respectively	16	14

Additional paid-in capital	13,930	10,540

Accumulated deficit	(9,287)	(7,481)

Total Shareholders' Equity	4,659	3,073

Total Liabilities and Shareholders' Equity	$7,605	$4,692